UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act 1934

Date of Report: October 6, 2008

a21, Inc.

(Exact name of registrant as specified in its charter)
Delaware (State or Other Jurisdiction of Incorporation)	000-51285 (Commission File Number)	74-2896910 (I.R.S. Employer Identification No.)
7660 Centurion Parkway, Jacksonville, Florida (Address of Principal Executive Offices)		32256 (Zip Code)

Registrant’s telephone number, including areas code:  (904) 565-0066

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2. below):

[ ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement.

On April 27, 2006, a21, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which it issued $15.5 million of Secured Convertible Term Notes with the purchasers named in the Purchase Agreement.  On October 8, 2008, the Company entered into a preliminary agreement (the “Waiver Agreement”) with the holders of a majority of the outstanding principal amount of the Secured Convertible Term Notes pursuant to which such holders agreed to receive the interest payment due September 30, 2008, under the Secured Convertible Term Notes (an aggregate of approximately $201,000) in shares of the Company’s common stock instead of cash.  The terms of the conversion and the number of shares to be issued are still being negotiated and will be reflected in a more formal written agreement.  In accordance with Section 9.5 of the Purchase Agreement and Section 5.5 of the Secured Convertible Term Notes, note holders representing a majority of the aggregate principal amount of all of the outstanding Secured Convertible Term Notes have authority to amend the terms of the notes.

Item 5.02.                                Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On October 6, 2008, the Company entered into an agreement with Thomas Costanza, the Company’s former Chief Financial Officer, pursuant to which Mr. Costanza will continue to receive (i) payments equal to the base salary he would have received had he continued to be employed by the Company until December 15, 2008, and (ii) benefits equal to those he would have received had he remained employed at the Company until December 15, 2008.  In addition, 30,555 unvested restricted shares of common stock previously issued to Mr. Costanza will be deemed to be vested as of October 6, 2008, and Mr. Costanza will be entitled to receive a bonus of up to $40,000 if, prior to December 15, 2008, a change in control of the Company occurs and there is a greater than $9,000,000 reduction in the amount of the Company’s outstanding promissory notes.

Item 9.01.  Financial Statements and Exhibits.
Exhibit	Description
10.1	Agreement with Thomas Costanza dated October 6, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

a21, INC.

By:           /s/ John Z. Ferguson

John Z. Ferguson

Chief Executive Officer

Dated: October 10, 2008

EXHIBIT INDEX

Exhibit	Description
10.1	Agreement with Thomas Costanza dated October 6, 2008